EXHIBIT 10.38

September 5, 2013
Dear Beth, Congratulations!
On behalf of RBS Citizens, N.A. ("RBS" or "the Company"), I am pleased to offer you the position of Executive Vice President, Head of Strategy beginning on a date to be determined (“Start Date”).

Position and Function
You will be based in Boston, MA and at any time thereafter within a 50 mile radius. Your employment may require domestic and international travel appropriate to your duties and responsibilities. RBS reserves the right to transfer your employment to any existing or future parent, subsidiary, affiliate, division, branch of RBS or their respective successors, (collectively "affiliate"). During your employment, you will devote your full time and best professional efforts to providing services to RBS and its affiliates, including The Royal Bank of Scotland, plc located in North America, and The Royal Bank of Scotland Group Plc ("the Group").
Compensation
You will be paid an annualized base salary of $400,000.00, payable in bi-weekly installments. Your salary may be subject to an adjustment at the Company’s sole discretion.

You will be eligible to take part in your business unit’s discretionary award program (“the Discretionary Award Program”), subject to the terms and conditions of eligibility set forth in the relevant award scheme (as amended from time to time). The Discretionary Award Program rewards performance during the financial year from January 1 to December 31 and is based on achievement against a mix of factors, which may include relative personal, team, business, Company performance and external economic considerations. The Company may in its absolute discretion provide you with an award of such amount, at such intervals and subject to such conditions as the Company may in its sole discretion determine appropriate from time to time. Any such award may be paid in cash, shares or any other form, may be deferred in full or in part as provided in accordance with the Company’s Deferral Plan as that plan may be in effect and amended from time to time, and may be forfeited or reduced in such circumstances and on such terms as the Company, acting in good faith and in its sole discretion, determines appropriate. The exercise of discretion in one financial year will not bind the Company or act as a precedent for its exercise of discretion in any other financial year. If, on or before the date when an award might otherwise have been granted, your employment has been terminated or you have given notice to the Company of your resignation, you will not be eligible to receive an award (whether in cash, shares or any other form). After an award has been granted and if your employment terminates on or before the date when an award might otherwise have been payable, the Deferral Plan rules or any other applicable Discretionary Award Program rules will determine your eligibility for payment (whether in cash, shares, or any other form). The Company reserves the right to change the rules of any award schemes, or to cancel such schemes, at any time without prior notice. In the event of any conflict, the rules of any relevant award scheme (as amended from time to time) will take precedence over the terms of this letter.
2013 Discretionary Award
In order to compensate you for lost bonus for performance year 2013 which otherwise would have been payable by your current employer, Bain & Co., subject to the below, and for the performance year 2013 only, you will receive an award of $325,000, less any applicable tax and other statutory deductions, or offsets.

The award will be paid in the form of a Deferred Award made under the RBS Deferral Plan applicable from time to time (the “Deferral Plan”). The RBS Group reserves the right to change the rules of the Deferral Plan, or to cancel or replace it, at any time (including, for the avoidance of doubt, during any financial year) in its sole and absolute discretion and, for the avoidance of any doubt, such change may have a retrospective effect.
You will not be eligible to be paid the Bonus if your employment terminates or either party has given notice to terminate your employment on or before the Award Date of the relevant Deferred Award unless such termination falls within one of the following exceptional circumstances:

•ill-health, injury or disability, as established to the satisfaction of the RBS Group; death;
•retirement with the approval of the RBS Group;
•your employing company ceasing to be a member of the RBS Group;
•the business in which you work being transferred to a person which is not a member of the RBS Group;
•redundancy (which includes without cause termination) with the approval of the RBS Group.

If the termination of your employment does fall within one of the above circumstances, you will remain eligible to receive the Pro-Rated Bonus in the form of a Deferred Award.
For your information, the Deferral Plan contains certain provisions in respect of when a Deferred Award, or a proportion of it, may be forfeited as a result of termination of employment. In particular, if before the date on which the Deferred Award or a part of it becomes payable or vests, your employment has terminated or the Company has given notice to terminate your employment for Cause (as defined in the Deferral Plan rules), or you have resigned in circumstances which would entitle the Company to summarily terminate your employment, you will not be entitled to receive your Deferred Award or any remaining part of it. If your employment has terminated (or either party has given notice to terminate your employment) for other reasons, in most cases, your Deferred Award will continue to become payable and vest (subject always to the below), unless you have engaged in Competitive or Detrimental Activity, in accordance with the rules of the Deferral Plan (as amended or replaced from time to time).

The rules of the Deferral Plan also contain provisions under which unvested elements of Deferred Awards can be delayed, reduced or forfeited and these will apply to any Deferred Award made to you. In the event of any conflict, the rules of the Deferral Plan shall take precedence over the terms of this letter whether implemented before or after your employment commences.
Where applicable, all amounts of compensation paid to you will be paid subject to applicable tax and other required withholdings.

Phantom Equity Buy-Out in Cash

To compensate you for the loss of your phantom equity entitlements with your current employer, an estimated Cash Buy-Out payment of up to $70,000 in respect of existing entitlements at Bain & Co., will be paid in cash in installments (less any applicable tax and other statutory deductions) in accordance with the following schedule:
September 2014    Up to $70,000, based on requirements outlined below.

Payment will be subject to you providing proof (in a form acceptable to the RBS Group) of such entitlements and that they will be forfeited as a result of you leaving your current employer.

Please ensure you provide the following documents within 30 days of the commencement of your employment with the RBS Group:

•proof (in a form acceptable to the RBS Group) of award of such entitlements, for example original award statements; and
•confirmation from your current employer (in a form acceptable to the RBS Group) that the awards have been forfeited together with details of the awards that have been forfeited as a result of you leaving your current employer.
Repayment of Cash Buy-Out payment

If within 12 months of your start date with the RBS Group either your employment terminates or notice to terminate your employment is given by either party you will be responsible for repaying to the RBS Group, within 14 calendar days of the date of termination of your employment, the net amount (following any applicable tax and other statutory deductions) of any installments of the Cash Buy-Out payment that you have received.
Forfeiture of unpaid Cash Buy-Out Installments

If before the final installment is paid your employment terminates or either party has given notice to terminate your employment you will not be entitled to receive any of the outstanding installments.
Clawback of unpaid Cash Buy-Out Installments

The Group Remuneration Committee (“the Committee”) may review unpaid installments of the Cash Buy-Out in the light of the performance of the Bank, any member of the Bank’s group and any business area or team, and your conduct, capability or performance. The review may take place at any time determined by the Committee.
Without prejudice to the generality of the foregoing, in carrying out a review, the Committee will consider:
(i)in respect of the financial year in relation to which the Cash Buy-Out was made:
(a)whether the results announced for that financial year have subsequently appeared materially inaccurate or misleading;
(b)whether a business unit or profit centre in which you worked has subsequently made a loss out of business written in that year or from circumstances that could reasonably have been risk-managed in that year; and/or
(c)any other matter which appears relevant, and
(ii)your conduct, capability or performance, and the performance of any team, business area or profit centre, if the Committee deems that the circumstances warrant a review.
Following a review under the paragraphs above, the Committee may, in its sole discretion, make any determination in respect of any installment that has not been paid, including for example to:
(i)reduce the value of an installment; and

(ii)determine that an installment of a Cash Buy-Out will not be paid.

Disciplinary Investigations

The RBS Group also reserves the right to withhold payment of the Cash Buy-Out payment pending the outcome of any disciplinary procedures relating to any matter or matters which the RBS Group could treat as grounds for termination of employment, or any other internal or external investigation (which for the avoidance of doubt may extend beyond the date your employment terminates). If you are subsequently dismissed (or given notice of dismissal) or if you subsequently resign (or give notice of resignation) for any reason other than one of the exceptional circumstances set out above, you will not be entitled to receive any of the outstanding installments (including, for the avoidance of doubt, the installment that has been withheld pending the outcome of the disciplinary procedure) and may have to repay the full amount of any payment already received by you as set out in the preceding paragraphs.

Where applicable, all amounts of compensation paid to you will be paid subject to applicable tax and other required withholdings.

Long-Term Incentive Plans
You shall, at the absolute discretion of the Company, be eligible to participate in the Company’s long- term incentive plans or programs as may be operated by the Company from time to time to the same extent as other similarly-situated Company employees, subject to the rules of those plans or programs as they may be amended from time to time in the Company’s sole discretion.
For calendar year 2013, the Company will grant a long-term incentive award to be awarded RBS shares with an award value of $100,000 under the long-term incentive plan then in effect (the “2013 Target LTI Award”). Please be advised that the 2013 Target LTI Award will be subject to the terms set forth in the Company’s LTIP then in effect for similarly situated employees including the nature of award, vesting and/or reduction provisions associated with such plan. In the unlikely event that the RBS Group Remuneration Committee does not approve an LTIP for awards in 2013, an award of substantially equivalent value to the 2013 Target LTI Award will be made in an alternative form of the Company’s choosing.

The exercise of discretion in one financial year will not bind the Company or act as a precedent for its exercise of discretion in any other financial year.

Severance
In the event that your role is made redundant within the first two years of employment due to a merger or acquisition of RBS Citizens or one of its parents, subsidiaries, or affiliates, you shall be eligible for severance pay equivalent to 52 weeks of your current base salary, provided that you execute and do not revoke the company’s standard release agreement.

Following the initial two-year period, in the event that your role is made redundant due to a merger or acquisition of RBS Citizens or one of its parents, subsidiaries, or affiliates, or you are terminated without cause, you shall be entitled to receive an amount equivalent to that offered to similarly situated employees pursuant to the Company's policy and practice in effect at the time of redundancy/termination, if any. Under the current practice, you would receive a lump sum payment equivalent to 26 weeks of your current base salary, provided that you execute and do not revoke the company’s standard release agreement.

Benefits

You will be eligible for benefits, including paid time off, which will be subject to the Human Resources policies applicable to RBS employees as may be amended from time to time. You are also eligible to participate in the RBS employee benefits program, which includes but is not limited to medical, dental, disability, accident and life insurance coverage, as well as a 401(k) Retirement Savings Plan, in accordance with the terms and conditions of the applicable plan documents and the applicable Human Resources policies as may be amended from time to time. Some of these plans require contributions for coverage that are made through payroll deductions.

All benefit plans and policies are subject to modification or termination at any time at the Company’s sole discretion.

Non-solicitation

You agree that during your employment and for 365 days following the termination of employment for any reason, you will not directly or indirectly solicit (through any person, corporation, partnership or other business entity of any kind), hire, recruit, induce, entice, influence, encourage, or assist in soliciting or hiring, any person who is employed during such period by RBS or its affiliates; nor will you directly or indirectly induce any such person to: (a) terminate his or her employment or (b) accept employment with anyone other than RBS or its affiliates.

You also agree that during your employment, including your Notice Period (as more fully defined below), and for 365 days following the termination of employment for any reason, you will not directly or indirectly (through any corporation, partnership or other business entity of any kind) solicit, assist in soliciting for business or entice away or in any manner attempt to persuade any client or customer or prospective client or customer to discontinue or diminish his, her or its relationship or prospective relationship with RBS or its affiliates, or otherwise provide business to any person, corporation, partnership or other business entity of any kind other than RBS or its affiliates. The restrictions in this paragraph will apply only: (1) to clients, customers or prospective clients or customers introduced to you by RBS, its affiliates or its parent the RBS Group; or (2) any customer of RBS or its affiliates (whether introduced to you through RBS, its affiliates or its parent the RBS Group, or previously known to you) with whom you had contact during your employment by RBS (including your Notice Period); or (3) any customer or client of RBS whose identity as a client or potential client became known to you as a result of your employment at RBS or its affiliates.

You agree that the provisions of the preceding paragraphs are reasonable and that in the event you violate any of them, you acknowledge that RBS will be subject to irreparable harm entitling it, in addition to statutory or common law remedies, to immediate injunctive or equitable relief. You hereby acknowledge that, but for these provisions, RBS would not agree to the financial commitment contemplated by this letter agreement.

Confidentiality

As a condition of your employment, you will be required to read and acknowledge our Declaration of Secrecy on your first day of employment or on a move to a new employer within the Group. You are required to comply with its terms at all times, including after the termination of your employment.

Notice of Intent to Leave

Although you are employed at-will, you agree that you will provide RBS with 30 days prior written notice of your intent to leave the employ of RBS for any reason (“Notice Period”). RBS, in its sole discretion, may decide to waive or reduce all or part of your notice period in accordance with business needs. As such, upon tendering notice of resignation, RBS may elect to terminate the employment relationship effective upon the date that resignation was tendered, or some other date within the notice period. You are not entitled to be paid for any portion of the notice period that RBS elects to waive or reduce. During any accepted notice period, you will continue to be an employee and you will continue to be entitled to receive your base salary (but not a bonus). Your fiduciary duties and other obligations as an employee of RBS will continue and you will cooperate in the transition of your responsibilities. RBS will, however, have the right, in its sole discretion, to direct that you no longer come in to an RBS work location.

Policies and Procedures

The Group has adopted a number of employment and business policies and procedures. These exist to ensure the business operates effectively and for the welfare and interests of our staff. You will have access to all applicable policies and procedures when you join us on the Group's intranet or from your line manager. You must familiarize yourself with them and you agree to be bound by them.
We reserve the right to change existing policies and procedures or introduce new ones from time to time in the Company’s sole discretion. Information about new policies and procedures or changes to existing ones will be communicated through the Group's intranet and employee communications, unless otherwise required by applicable law.
Governing Law and Interpretation

This offer letter will be governed and conformed in accordance with the laws of the state in which you will be based without regard to its conflict of laws provisions. Should any provision of this offer letter be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision will immediately become null and void, leaving the remainder of this offer letter in full force and effect.

Employee Representation
In accepting this offer, you represent and warrant to RBS that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would in any manner preclude you from fulfilling any of the duties or obligations you would have with RBS or which would result in any additional payment from RBS and you agree to immediately notify RBS should you become aware of any such agreement or understanding at any time during your employment. You further recognize and agree that, to the extent you possess any confidential, proprietary or trade secret information of a third party, you may not and will not use or disclose such information in performing your duties for RBS.
As instructed, you must complete an Electronic Communications Agreement, Notice and Authorization form and the Personal Information sections of your online application within 24 hours. The Notice and Authorization Form authorizes us to start the background check process.

Please note that this offer is contingent on the results of the background check being satisfactory to RBS, as well as your successful completion of all facets of RBS' pre-employment screening process, which may include, among other things, RBS' receipt of satisfactory references.
This offer is also contingent upon your ability to provide documents which prove your identity and demonstrate your authorization to work in the United States, in compliance with the Immigration Reform Act. A list of acceptable documentation is included in the enclosed materials. Please be prepared to provide this information on your first day of employment. Federal law requires that, if this documentation is not provided within 3 business days of your Start Date, you will be removed from the payroll.

At Will Employment

Your employment with RBS is at-will, meaning that you may be terminated at any time with or without cause, and with or without notice, and nothing in this letter should be construed as creating a contract of employment for a fixed duration.

Entire Understanding

This offer letter, along with its attachments, the documents referenced herein, and any and all policies adopted or enacted by the Company, comprise the entire understanding between you and the Company regarding the terms and conditions of your employment with the Company, and fully supersede any and all prior verbal or written communications regarding those terms and conditions that are not outlined herein including but not limited to any representations related to any discretionary or performance-related award or incentive or other compensation. No verbal promises may be made by any officer or employee of the Company as to eligibility for or the guarantee of any receipt of any discretionary and/or performance-related awards in association with the Discretionary Award Program or any other types of incentive payments or awards.
Please indicate your acceptance of this offer by completing the acknowledgment and acceptance requirements on the Job Offer Page.

Once again, Congratulations. We look forward to you joining the team.

Kind regards,
/s/ Robert Drury
Robert Drury
Human Resources, Recruiting

EXECUTIVE AGREEMENT ADDENDUM

This EXECUTIVE EMPLOYMENT AGREEMENT ADDENDUM (the "Addendum") is made as of July 15, 2014 by and between Citizens Financial Group, Inc. (the "Company") and Beth Johnson ("Executive").
This Addendum is a supplement to your offer letter dated September 5, 2013. The terms of this Addendum shall be incorporated by reference therein and become terms and conditions of your continued employment. The terms of this Addendum shall supersede any conflicting terms found in your offer letter except the change in control provision found in the first paragraph under the Severance section of your offer letter which will remain unchanged. This Addendum may not be altered, modified, or amended except by written instrument signed by the parties hereto.

TERMS AND CONDITIONS:

Section 1. At-Will Employment and Notice of Intent to Leave.

(a)Executive's employment with the Company shall be strictly "at-will" and not for any fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the strictly "at-will" nature of her employment relationship with the Company. Both Executive and the Company retain the right to terminate Executive's employment at any time, for any reason or no reason. Executive understands and agrees that, as an at-will employee, the Company may terminate her employment without advance notice. Executive may terminate her employment for any reason (a "Resignation") effective 90 days following her delivery of written notice of termination to the Company's Board of Directors (the "Notice Period").

(b)Upon receipt of a Resignation from Executive, the Company may, in its sole discretion, waive the Notice Period, in which case Executive will be permitted to terminate immediately. Under such circumstances the Company will not be obliged to pay in lieu of notice. Alternatively, the Company may direct Executive not to report to work unless otherwise requested by the Company (the "Garden Leave"). During any period of Garden Leave:

(i)Executive will remain an employee of the Company and will continue to be paid her then base salary and continue to be eligible for employee benefits, excluding any discretionary award;

(ii)Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Company's Board or Chief Executive Officer, including duties to assist the Company with her transition from the Company and maintaining the Company's business, business relationships, and goodwill. Notwithstanding the foregoing, the Company reserves the right to suspend any or all of Executive's duties and powers and to relocate her office to her personal residence for all or part of her Garden Leave;

(iii)Executive will remain bound by all fiduciary duties and obligations owed to the Company and required to comply with all Company policies and practices; and

(iv)Executive may not, without the prior written consent of the Company or except in the discharge of duties and responsibilities in accordance with clause (ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company or any of its parents or subsidiaries.

Section 2. Non-Solicitation.

(a)Non-Solicitation of Employees. Executive agrees that, at any time during her employment with the Company, its parents, subsidiaries, affiliates or any successor organization, and during the 12 month period following Executive's termination of employment for any reason ("Restricted Period"), Executive shall not, directly or indirectly, hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person who is employed by the Company or any of its parents, subsidiaries or affiliates during the Restricted Period, nor shall Executive directly or indirectly induce any Company employee to terminate his or her employment or accept employment with anyone other than the Company, or otherwise interfere with the relationship between the Company and any of its employees, during the Restricted Period.
(b)Non-Solicitation of, and Non-Interference with, Customers and Vendors. Executive agrees that during her employment with the Company and during the Restricted Period, Executive shall not, directly or indirectly, for any person or entity other than the Company, solicit or assist in soliciting for business any customer of the Company, its parents, subsidiaries or affiliates nor will Executive induce or encourage any such customer to terminate its relationship with the Company, its parents, subsidiaries or affiliates or to divert business away from the Company, its parents, subsidiaries or affiliates, provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.
(c)Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company's business and its Confidential Information and that her employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate her for agreeing to all restrictions contained in this Addendum. Executive also acknowledges, represents and warrants that her knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions.

(d)Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 2 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Addendum is an unenforceable restriction against Executive, the provisions of this Addendum shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Addendum is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 3. Confidentiality; Ownership of Materials; Duty to Return Company Property.

(a)Confidential Information. Executive may not at any time (whether during her employment with the Company or after termination for any reason) disclose to any unauthorized person, firm or corporation or use or attempt to use for her own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of the Company or any of its parents, subsidiaries or affiliates, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of her employment (the "Confidential Information"). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any Company or Company affiliate information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled as "confidential". It also includes, without limitation, any information contained in documents marked "confidential" or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.
(b)Exclusions. The provisions of this Section 3 shall not apply to:

(i)information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;

(ii)the discharge by Executive of her duties hereunder or where her use or disclosure of the information has otherwise been properly authorized by the Company;

(iii)any information which Executive discloses in accordance with applicable public interest disclosure legislation; or

(iv)any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information.
(c)Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of any member of the Company, including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any member of the Company and all other matters relating to such customers, clients or suppliers and connections.

(d)Duty to Return Confidential Information and Other Company Property. All reports, files, notes, memoranda, e-mails, accounts, documents or other material, including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of her employment (whether during or after) are and shall remain the sole property of the Company and, following her termination of employment or at any other time upon the Company's request, to the extent within her possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.

(e)Reasonableness. Executive agrees that the undertakings set forth in this Section 3 are reasonable and necessary to protect the legitimate business interests of the Company and its members both during, and after the termination of, Executive's employment, and that the benefits Executive receives through continued employment are sufficient compensation for these restrictions.

Section 4. Intellectual Property and Developments.

(a)Executive agrees that all developments and intellectual property are the sole and exclusive property of the Company and hereby assigns all rights to such developments and intellectual property to the Company. Executive agrees, at the Company's expense at any time during her employment or thereafter, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to identify and preserve the legal protection of all developments and intellectual property; however, the Company will have no obligation to compensate Executive for her time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Section is intended to require assignment of any of her rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on her own time, and which invention Executive can prove: (i) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; or (ii) does not result from any work performed by Executive for the Company. To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government. Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 4.

(b)Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.

Section 5. Certain Agreements.

(a)Data Protection. Executive shall familiarize herself with the Company's Data Protection policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of her employment.

(b)Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about her as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company's business.

(c)Credit Data. The Company reserves the right, upon five (5) days prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company's customer records at any time during her employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to her personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise her right of access to such records.

(d)Indebtedness. For the reasons referred to above, the Company expects Executive to manage her personal finances responsibly. The Company requires that Executive draw to the attention of her manager any serious debt or significant financial difficulties that she may have, including those which result in court action being taken against Executive.

Section 6. Medical Exams.

Executive shall at any time (including during any period of incapacity) at the request and expense of the Company submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.

Section 7. Tax Compliance.

All compensation paid to Executive is intended to, and reasonably believed to, comply with Internal Revenue Code Section 409A as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion.

Section 8. Remedies.

The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of her failure to observe any of her obligations of Sections 2, 3 or 4 of this Addendum. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Addendum shall preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief. Executive also agrees that, should she violate the provisions of Section 2 and its subsections such that the Company shall be forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 2 of this Addendum, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals. Further, Executive agrees that, should the Company undertake any efforts to defend, confirm or declare the validity of any of the covenants contained in Sections 2, 3 and 4 of this Addendum, the Company shall be entitled to recover from Executive all of its reasonable attorneys' fees and costs incurred in prosecuting or defending any such action or engaging in any such efforts.

Section 9. Dispute Resolution; Mediation and Arbitration.

Except as provided in the last sentence of this paragraph to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Addendum or her employment with the Company, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (a) Step One: non-binding mediation, and (b) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association ("AAA") pursuant to its then current Labor Arbitration Rules and Mediation Procedures (the "AAA Labor Rules"). Disputes encompassed by this Section 9 include claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state's labor laws. Notwithstanding anything to the contrary in the AAA Labor Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city nearest to Executive's office location during the course of Executive's employment with the Company or an alternative location mutually agreeable to Executive and the Company. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Labor Rules. The Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Labor Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Labor Rules (a copy of which is available through AAA's website, www.adr.org), the arbitrator's award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 6 hereof.

In the unlikely event the AAA refuses to accept jurisdiction over a dispute, Executive and the Company agree to submit to Judicial-Arbitration-Mediation Services ("JAMS") mediation and arbitration applying the JAMS equivalent of the AAA Labor Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.
Section 10. Severance.

In the event Executive is made redundant or otherwise has her employment terminated without cause and for reasons unrelated to poor performance, Executive shall be entitled to receive a minimum severance payment amounting to 26 weeks of Executive's base salary at the time of Executive's exit contingent upon Executive executing, and not revoking, the Company's standard release agreement then in use.

Section 11. Miscellaneous.

(a)Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.

(b)No Waiver. The failure of a party to insist upon strict adherence to any term of this Addendum on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Addendum.
(c)Severability. In the event that any one or more of the provisions of this Addendum shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Addendum shall not be affected thereby.
(d)Counterparts; Effectiveness. This Addendum may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Addendum shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto including by fax or electronic pdf.

ACCEPTED AND AGREED:

/s/ Elizabeth Johnson
Beth Johnson

SECOND ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT

This SECOND ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT (this "Second Addendum") is made as of August 28, 2017 by and between Citizens Financial Group, Inc., together with its subsidiaries and any and all successor entities (the "Company") and Elizabeth Johnson ("Executive").
This Second Addendum is a supplement to Executive's employment agreement dated September 5, 2013 (the "Initial Agreement") and the first addendum to that agreement (the "First Addendum", collectively, the "Original Agreement"), both of which identified Executive as "Beth Johnson," and the terms of this Second Addendum shall be incorporated by reference therein and shall become terms and conditions of Executive's continued employment. The terms of this Second Addendum shall supersede any conflicting terms found in the Original Agreement. This Second Addendum may not be altered, modified, or amended except by written instrument signed by the parties hereto. To the extent capitalized terms are not defined herein, the definitions included in the Original Agreement, as applicable, shall govern.

Section 1. Change of Control Severance
(a)In the event Executive's employment is terminated by the Company without Cause (other than by reason of Executive's death or disability) or the Executive resigns with Good Reason, in each case within 24 months following a Change of Control, Executive shall receive a payment equivalent to:
(i) two times the sum of (A) Executive's Base Salary at the time of termination and (B) the average cash bonus paid to Executive during the prior three years; plus (ii) a pro-rata bonus for the year in which termination occurs, based on the average cash bonus paid to Executive during the prior three years (together, the “COC Severance Payment").

(b)Any COC Severance Payment made in accordance with this section shall be in lieu of and not in addition to any payments to which Executive may otherwise have been entitled in accordance with other sections of this Addendum or the Original Agreement and shall be in full and final settlement of all claims Executive may have arising out of or in connection with his employment or its termination, other than with respect to any outstanding equity held by Executive, which shall be treated as provided for in the applicable Company stock plan and award agreements governing such awards.

Section 2. Payment of Severance

The severance set forth in Section 10 of the First Addendum or the COC Severance Payment set forth in this Addendum, whichever is applicable, shall be made in a lump sum, subject to execution and non-revocation of a Standard Release, within seventy (70) days of the termination of Executive's employment. If the period between the termination of Executive's employment and the latest possible effective date of the Standard Release spans two calendar years, the COC Severance Payment shall be paid by the Company in the second calendar year.

Section 3. Definitions

(a)"Cause" means: (i) any conviction (including a plea of guilty or of nolo contendere or entry into a pre-trial diversion program) of Executive for the commission of a felony or any conviction of any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829; (ii) Executive commits an act of gross misconduct, fraud, embezzlement, theft or material dishonesty in connection with the Executive's duties or in the course of Executive's employment with the Company or any of its affiliates; (iii) failure on the part of Executive to perform his employment duties in any material respect, which is not cured to the reasonable satisfaction of the Company within 30 days after Executive receives written notice of such failure; (iv) Executive violates Sections 2, 3, and/or 4 of the First Addendum (non-solicitation of employees, customers and clients; confidentiality; ownership of materials; duty to return company property); or (v) Executive makes any material false or disparaging comments about the Company or any of its subsidiaries, affiliates, employees, officers, or directors, or

(vi) engages in any activity which in the opinion of the Company is not consistent with providing an orderly handover of Executive's responsibilities.

(b)"Good Reason" means any of the following changes, as compared to Executive's terms of employment prior to a Change of Control:

(i)a material diminution in Executive's authority, duties, or responsibilities:

(ii)a material diminution in Executive's base salary other than a general reduction in base salary that affects all similarly situated employees: or

(iii)a relocation of Executive's principal place of employment by more than 50 miles from his or her current principal place of employment, unless the new principal place of employment is closer to Executive's home address.

Provided, however, that Executive's must give written notice to the Company within 30 days of the initial existence of any of the foregoing changes, the Company shall have 30 days upon receipt of such notice to remedy the condition so as to eliminate the Good Reason, and if not remedied, Executive's employment must terminate no later than 60 days following the expiration of such cure period. Notwithstanding the foregoing, the Executive's continued employment shall not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason under this Addendum.

(c)"Change of Control" means the occurrence of any one or more of the following events:

(i)any Person (as defined in Section 3(a)(9) of the Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including "group" as defined in Section 13(d) thereof), other than an employee benefit plan or trust maintained by the Company, becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors;
(ii)at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (the "Board") and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or
(iii)the consummation of (A) a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (8) any sale, lease, exchange or other transfer to any Person of assets of the Company, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the "Company Value") immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company's shareholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).

Section 4. Section 280G

(a)If the aggregate of all amounts and benefits due to Executive under this Addendum or the Original Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates, which, if received by Executive in full, would constitute "parachute payments," as such term is defined in and under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code"), (collectively, "Change of Control Benefits”), reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Executive would receive, after all such applicable taxes, if Executive received aggregate Change of Control Benefits equal to an amount which is $1.00 less than three (3) times Executive's "base amount,” as defined in and determined under Section 280G of the Code, then such Change of Control Benefits shall be reduced or eliminated to the extent necessary so that the Change of Control Benefits received by the Executive will not constitute parachute payments. If a reduction in the Change of Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company's consent (which shall not be unreasonably withheld or delayed): (i) severance payment based on multiple of Base Salary and/or annual bonus; (ii) other cash payments: (iii) any annual incentive compensation paid as severance: (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 QIA - 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 QIA - 24(c);
(vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G- 1 QIA - 24(c): (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.
(b)It is possible that after the determinations and selections made pursuant to Section 5(a) above, Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by Section 5(a) above (hereafter referred to as an "Excess Payment'' or "Underpayment," respectively). If there is an Excess Payment, Executive shall promptly repay the Company an amount consistent with this Section 5(b). If there is an Underpayment, the Company shall pay Executive an amount consistent with this Section 5(b),

(c)The determinations with respect to this Section 5 shall be made by an independent auditor (the "Auditor") compensated by the Company. The Auditor shall be the Company's regular independent auditor, unless the regular independent auditor is unable or unwilling to makes such determinations, in which event the Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company.

Section 5. Tax Compliance
All compensation paid to Executive is intended to, and is reasonably believed to, comply with Section 409A of the Code ("Section 409A") as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion, and shall be interpreted and construed consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the terms of this Addendum or the Original Agreement (and any compensation payable thereunder) comply with Section 409A, and in no event shall the Company be liable for any taxes, interest, penalties or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments, if any, provided under this Addendum or the Original Agreement shall be treated as a separate payment. Any payments under this Addendum or the Original Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Addendum or the Original Agreement upon a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing and any provision in this Addendum to the contrary, if on the date of his termination of employment, Executive is deemed to be a "specified employee" within the meaning of Section 409A and any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A, then such payment or benefit due upon, or within the six-month period following, a termination of Executive's employment (whether under this Addendum, Executive's Original Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A-1 (including, without limitation, payments that constitute "separation pay” within the meaning of Section 409A), shall be paid or provided to Executive in a lump sum on the earlier of (a) the date which is six months and one day after Executive's "separation from service" (as such term is defined in Section 409A) for any reason other than death, and (b) the date of Executive's death, and any remaining payments and benefits shall be paid or provided in accordance with the payment dates specified in this Addendum for such payment or benefit.
Section 6. Miscellaneous
(iii)Governing Law. This Addendum shall be governed by and construed in accordance with New York law without giving effect to the conflict of laws provisions thereof.
(a)No Waiver. The failure of a party to insist upon strict adherence to any term of this Addendum on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Addendum.

(b)Severability. In the event that any one or more of the provisions of this Addendum shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Addendum shall not be affected thereby.
(c)Counterparts; Effectiveness. This Addendum may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Addendum shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.

IN WITNESS WHEREOF, Executive duly executed this Second Addendum as of the day and year first above written.

ACCEPTED AND AGREED:

/s/ Elizabeth Johnson
Elizabeth Johnson